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                                                                    Exhibit 99.3

COMPANY PRESS RELEASE

           Huttig Building Products Announces Permanent Appointment of
            Michael A. Lupo as President and Chief Executive Officer

St. Louis, MO May 14, 2003 /PRNewswire/ -- Huttig Building Products, Inc. (NYSE:
HBP) today announced the permanent appointment of Michael A. Lupo as President and Chief Executive Officer effective May 1, 2003. Mr. Lupo, a member of the Board of Directors since December 2002, was named interim President and CEO following the resignation of his predecessor Barry Kulpa in March 2003. At Huttig's recent annual shareholders meeting, Mr. Lupo was elected a director through 2006.

Mr. Lupo has held several executive positions in the building products industry since 1983 including positions at Morgan Products, Ltd., a manufacturer of doors and millwork and also a distributor supplying dealers and builders with doors, millwork and other building products similar to Huttig's. More recently, he was an executive with ABT Building Products Corporation, a manufacturer and distributor of siding, paneling, moulding and other building products.

Mr. Lupo stated that he is "excited to become a part of Huttig's 136 year history serving the building products industry." He also stated that the company would focus on creating value for its four key constituents - its customers, suppliers, employees and shareholders.

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 56 distribution centers serving 46 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.